Exhibit 10.1

CONVERTIBLE LOAN AGREEMENT

by and among

Hickok Incorporated, an Ohio corporation,

as Borrower,

and

Roundball LLC, an Ohio limited liability company,

and,

The Aplin Family Trust

as Lenders

December 30, 2011

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIBLE LOAN AGREEMENT ("Agreement"), dated as of December 30, 2011, is made by and among Hickok Incorporated, an Ohio corporation ("Borrower"), Roundball LLC, an Ohio limited liability company ("Roundball"), the Aplin Family Trust (the "Aplin Trust," and, together with Roundball, "Lenders," and each individually, a "Lender"), and solely with respect to Section 3 hereof, Robert L. Bauman ("Existing Lender").

W I T N E S S E T H:

WHEREAS, Borrower desires to borrow from Lenders and Lenders have agreed to make certain convertible loans to Borrower, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the respective undertakings stated herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the respective meanings set forth in this Section 1.1, unless otherwise defined in this Agreement:

"Accredited Investor" has the meaning ascribed to it in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act").

"Affiliate" means, as to any Person, (a) any other Person that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, (b) any relative or spouse of such Person, or any relative of such spouse, any one of whom has the same home as such Person; (c) any trust or estate in which such Person or any of the Persons specified in clause (b) of this sentence collectively own all of the beneficial interest and of which any of such persons serve as trustee, executor or in any similar capacity; and (d) any corporation or other organization (other than the Borrower) in which such Person or any of the Persons specified in clause (b) of this sentence are the beneficial owners collectively of all of the equity interest. The term "Affiliate" does not include Lenders.

"Agreement" means this Convertible Loan Agreement (including all Exhibits attached hereto) as originally executed, or if supplemented, amended, or restated from time to time, as so supplemented, amended, or restated.

"Aplin Note" means the convertible promissory note, in the form of Exhibit A attached hereto, made and executed by the Borrower and payable to the Aplin Trust in the aggregate principal amount of Two Hundred Eight Thousand Five Hundred Ninety One and 20/100 Dollars ($208,591.20), as may be amended, supplemented or modified from time to time and including any promissory note issued in exchange therefor or in replacement thereof.

"Aplin Maturity Date" means the Maturity Date defined in the Aplin Note.

"Board" means the Board of Directors of Borrower.

"Borrower Reports" has the meaning ascribed to it in Section 5.10 of the Agreement.

"Business Day" means any day on which commercial banking institutions are open for business in Cleveland, Ohio, other than a Saturday, Sunday or a legal holiday.

"Cash Equivalents" means any of the following: (i) full faith and credit obligations of the United States of America, or fully guaranteed as to interest and principal by the full faith and credit of the United States of America, maturing in not more than one year from the date such investment is made; (ii) time deposits and certificates of deposit having a final maturity of not more than one year after the date of issuance thereof of any commercial bank or depository institution incorporated under the laws of the United States of America or any state thereof or the District of Columbia, which (i) in the case of a bank, is a member of the Federal Reserve System and (ii) in the case of either a bank or a depository institution, has a combined capital and surplus of not less than $100,000,000 and with a senior unsecured debt credit rating of at least "A" by Moody's or "A" by S & P; (iii) commercial paper of companies, banks, trust companies or national banking associations incorporated or doing business under the laws of the United States of America or one of the States thereof, in each case having a remaining term until maturity of not more than one hundred eighty (180) days from the date such investment is made and rated at least P-1 by Moody's or at least A-1 by S & P; (iv) repurchase agreements with any financial institution having combined capital and surplus of not less than $100,000,000 with a term of not more than seven (7) days for underlying securities of the type referred to in clauses (i) and (ii) above; and (v) money market funds which invest primarily in the Cash Equivalents set forth in the preceding clauses (i) - (iv).

"Capital Expenditures" means expenditures for tangible business assets with a useful life in excess of one year, the acquisition cost of which is, in accordance with GAAP, depreciated over the useful life of such asset, other than any expenditures made with insurance recovery proceeds.

"Charter and Good Standing Documents" shall mean, for Borrower (i) a copy of its articles of incorporation certified as of a date reasonably satisfactory to Lenders before the Closing Date by the Secretary of State of the State of Ohio, (ii) a copy of the code of regulations certified as of a date reasonably satisfactory to Lenders by the corporate secretary or assistant secretary of Borrower, and (iii) an original certificate of good standing as of a date reasonably acceptable to Lenders issued by the Secretary of State of the State of Ohio and each other jurisdiction where the failure of Borrower to qualify to do business would result in a Material Adverse Effect.

"Closing Date" means December 30, 2011.

"Common Stock" means the Borrower's $1 par value Class A Common Stock and Borrower's $1 par value Class B Common Stock.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms " Controlling " and " Controlled " have meanings correlative thereto.

"Contractual Obligations" means any provision of any agreement, instrument or undertaking to which either Borrower is party or by which it or any of its property is bound.

"Conversion Date" means with respect to each Note, the date on which such Note, or a portion thereof, is converted into Conversion Shares.

"Conversion Price" means, as of any Conversion Date or other date of determination, $1.85 (equitably adjusted for stock splits, combinations, stock dividends, mergers or similar events occurring after the date hereof).

"Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Equity Interests of the Borrower.

"Conversion Shares" means shares of Borrower's Class A Common Stock into which the Notes may be converted by the exercise of the Lender Conversion Option by each Lender or the exercise of the Borrower Conversion Option by Borrower.

"Dividend" means (a) cash distributions or any other distributions on, or in respect of, any class of Equity Interests, except for distributions made solely in shares of securities of the same class, and (b) any and all funds, cash or other payments made in respect of the redemption or repurchase of Equity Interests or convertible securities.

"Environmental Law" means all federal, state and local laws, rules, regulations, ordinances, permits, orders, writs, judgments, injunctions, decrees, determinations, awards and consent decrees relating to hazardous substances and environmental matters applicable to Borrower's business and facilities (whether or not owned by it), including, without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"); the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Toxic Substance Control Act; the Clean Water Act; and the Clean Air Act, all as amended from time to time; state and federal superfund and environmental cleanup programs; and U.S. Department of Transportation hazardous materials transportation regulations.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"Event of Default" means any of the events of default specified in Section 11 hereof.

"Exempt Offering" means (i) the issuance by the Borrower of Conversion Shares upon conversion of the Notes in accordance with Section 2.2 of this Agreement, (ii) the sale by the Borrower of up to 20,000 shares of Class B Common Stock currently held in treasury to Roundball under the terms of the Subscription Agreement and (iii) such other issuances by the Borrower which the Borrower and the Lenders agree shall constitute an Exempt Offering.

"Existing Credit Facility" means that certain Revolving Credit Agreement, dated April 13, 2011, between Borrower and Existing Lender.

"Existing Debt" means the Indebtedness evidenced by the Existing Credit Facility.

"Existing Lender" means Robert L. Bauman.

"Financial Statements" means the Borrower's financial statements as set forth in the Borrower's Annual Report on Form 10-K for the fiscal year ending September 30, 2010, and the Borrower's Quarterly Reports on Form 10-Q for the periods ending December 31, 2010, March 31, 2011 and June 30, 2011.

"GAAP" means United States generally accepted accounting principles and practices, consistently applied, as such principles exist from time to time.

"Governmental Authority" means any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States of America or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

"Guarantee Obligation" means any guarantee, indemnity, letter of credit or other legally binding assurance against financial loss granted by one Person in respect of any Indebtedness of another Person, or any agreement to assume any Indebtedness of any other Person or to supply funds or to invest in any manner whatsoever in such other Person by reason of Indebtedness of such Person.

"Hazardous Material" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Indebtedness" means, as of any date of determination and for any Person, monetary obligations of the Person, including (without duplication) (a) all liability for borrowed money or for the deferred purchase price of property or services, (b) all liabilities evidenced by a note, bond, debenture, or similar instrument, (c) all obligations under any conditional sale, lease or other title retention or security agreement with respect to property acquired, (d) all obligations in respect of letters of credit, bankers' acceptances, surety or other bonds, (e) all direct or indirect guaranty obligations, (f) all liabilities or obligations secured by any Lien on any property owned by the Person, whether or not the Person has assumed or otherwise become liable for the payment thereof, and (g) any amendment, renewal, extension, revision or refunding of such liability or obligation.

"Intangible Assets" means assets that are considered intangible assets under GAAP, and shall include good will, customer lists, computer software, copyrights, trade names, trademarks (other than "intent-to-use" applications until a verified statement of use is filed with respect to such applications) and patents.

"Liens" means any mortgage, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

"Loans" means (i) up to Nine Hundred Thirty Three Thousand Seven Hundred Fifty Nine and 75/100 Dollars ($933,759.75) loaned by Roundball to the Borrower, and (ii) the Two Hundred Eight Thousand Five Hundred Ninety One and 20/100 Dollars ($208,591.20) loaned by the Aplin Trust to the Borrower.

"Loan Documents" means this Agreement, the Notes, the Registration Rights Agreement, the Voting Agreement and any other documents listed herein or necessary to fully implement this Agreement.

"Material Adverse Effect" means a material adverse effect on the properties, assets, business, financial condition, cash flow, debt levels or results of operations of Borrower and its Subsidiaries taken as a whole.

"Maturity Date" means either the Roundball Maturity Date or the Aplin Maturity Date, as applicable.

"Negative Pledge" means a Contractual Obligation that contains a covenant binding on Borrower that prohibits Liens on any of its property, other than such covenant granted to (a) Lenders by Borrower hereunder or (b) Existing Lender pursuant to the Existing Credit Facility.

"Notes" means, collectively, the Aplin Note and the Roundball Note.

"Obligations" means, without limitation, the Loans and all other indebtedness, obligations, or liabilities of every kind and description of Borrower to Lenders pursuant to this Agreement and the Notes, now due or to become due, direct or indirect, absolute or contingent, presently existing or hereafter arising, joint or several, secured or unsecured, whether for payment or performance.

"Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

"Permitted Liens" means:

(a) Liens incurred pursuant to the Loan Documents;

(b) nonconsensual Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons;

(c) Liens incurred in the ordinary course of business (A) in connection with workers' compensation, unemployment insurance, social security and other like laws, or (B) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property;

(d) attachment, judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and provided further that the aggregate amount of such Liens does not exceed $25,000 at any one time outstanding;

(e) purchase money Liens made in connection with the purchase price of property, the purchase of which does not violate the Loan Documents, provided that such Lien attaches only to the property acquired;

(f) Liens incurred in the ordinary course of business that do not secure Indebtedness and that do not in the aggregate materially detract from the value of Borrower's property or assets or materially impair the use thereof in the operation of its business; and

(g) precautionary Liens filed by equipment lessors pursuant to operating leases of Borrower;

provided, however, that Borrower makes appropriate reserves on its books and records in respect of such Liens in accordance with GAAP and that such Liens individually or in the aggregate do not have a Material Adverse Effect on Borrower.

"Person" means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

"Registration Rights Agreement" means the registration rights agreement, in the form of Exhibit D attached hereto, made and executed by Borrower and Lenders.

"Requirement of Law" means, as to any Person, the Articles or Certificate of Incorporation and Code of Regulations, By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Restricted Payment" means any of the following:

    any Dividend or distribution (other than any payable solely in the same type of Equity Interests) in respect of any class of Equity Interests;

    any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of Equity Interests or Convertible Securities; and

    any payment of base salary compensation to a Person who is a party to an employment agreement with Borrower in excess of that called for in such employment agreement, or any payment of bonus compensation prior to or not in accordance with the applicable bonus compensation calculation resulting from the associated audit.

"Roundball Note" means the convertible promissory note, in the form of Exhibit B attached hereto, made and executed by the Borrower and payable to Roundball, in the aggregate original principal amount of Four Hundred Sixty-Six Thousand Eight Hundred Seventy Nine and 87/100 Dollars ($466,879.87), as may be amended, supplemented or modified from time to time and including any promissory note issued in exchange therefor or in replacement thereof or pursuant to the exercise of the Roundball Option.

"Roundball Maturity Date" means the Maturity Date as defined in the Roundball Note.

"Roundball Option" has the meaning ascribed to it in Section 2.1.1 hereof.

"Subscription Agreement" means the Subscription Agreement dated as of December 30, 2011 by and between the Borrower and Roundball and providing for the sale and purchase of 20,000 shares of Class B Common Stock currently held in the Borrower's treasury.

"Subsidiary" means, with respect to any Person, a corporation, partnership, limited liability company, or other entity of which shares of stock or other ownership interests having ordinary Voting Power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, or other entity are at the time owned, by such Person, whether now in existence or hereafter organized.

"Subordinated Debt" means such Indebtedness which is subordinated and junior in right of payment to the Obligations to the extent, in such manner, and pursuant to an instrument or other document or agreement evidencing such subordination reasonably acceptable to Lender.

"Transfer" means any sale, assignment, pledge, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift or attempt to create or grant a security interest in any security or interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise.

"UCC" means, the Uniform Commercial Code, as in effect from time to time, of the State of Ohio or of any other applicable.

"Voting Agreement" means the Voting Agreement, in the form attached hereto as Exhibit E, made and executed by Borrower, Lenders and the Class B shareholders of Borrower.

"Voting Power" means, with respect to any Person, the power to vote for or designate members of the board of directors, the manager or a similar Person or group, whether exercised by virtue of the record ownership of securities, under a close corporation or similar agreement or under an irrevocable proxy.

    Rules of Construction.

1.2.1 Use of Capitalized Terms. For purposes of this Agreement, unless the context otherwise requires, the capitalized terms used in this Agreement shall have the meanings herein assigned to them, and such definitions shall be applicable to both singular and plural forms of such terms. In addition, all terms defined in the Uniform Commercial Code shall have the meanings given therein unless otherwise defined herein.

1.2.2 Construction. All references in this Agreement to the single number and neuter gender shall be deemed to mean and include the plural number and all genders, and vice versa, unless the context shall otherwise require.

1.2.3 Headings. The underlined headings contained herein are for convenience only and shall not affect the interpretation of this Agreement.

1.2.4 Entire Agreement. This Agreement and the other Loan Documents shall constitute the entire agreement of the parties with respect to the subject matter hereof.

1.2.5 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

1.2.6 Governing Law. This Agreement and the other Loan Documents and the rights and obligations of the parties under this Agreement and the other Loan Documents shall be governed by, and construed and interpreted in accordance with, the internal substantive laws of the State of Ohio, without giving effect to its conflict of laws rules.

1.2.7 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP.

2. LOANS

2.1 The Loans. The closing of the Loans shall be on December 30, 2011. The Loans shall be evidenced by the Notes in the form attached hereto as Exhibit A and Exhibit B.  The Lenders shall fund the Loans by wire transfer to the Borrower's account in accordance with the wiring instructions set forth on Exhibit C attached hereto (the "Loan Payments").

2.1.1 Roundball Option. At any time or from time to time prior to the Roundball Maturity Date, Roundball shall have the right, exercisable at its option, to cause the Borrower to borrow up to an additional Four Hundred Sixty-Six Thousand Eight Hundred Seventy Nine and 88/100 Dollars ($466,879.88) from it (the "Roundball Option"). Each Loan made pursuant to the exercise of the Roundball Option may be made on any Business Day in such amount (subject to the limitations set forth herein) as Roundball may determine by notice to the Borrower received on the date of disbursement of the additional Loan from Roundball hereunder and shall bear interest from such date of disbursement Notwithstanding the foregoing, Roundball shall not exercise the Roundball Option with respect to an amount less than Ten Thousand Dollars ($10,000), unless the aggregate amount of the Roundball Option which has not been exercised is less than such amount, in which case Roundball may only exercise the Roundball Option for the entire remaining amount thereof All additional Loans made pursuant to the Roundball Option shall be evidenced by the Roundball Note, which Roundball agrees to surrender promptly for re-issuance in connection with any exercise of the Roundball Option, and the principal amount of all Loans payable by Roundball to the Borrower outstanding shall be evidenced by the Roundball Note.

2.2 Conversion.  The Notes shall be convertible on the terms set forth below.

2.2.1 Lender Conversion Option.  At the option of the applicable Lender, the principal and interest on the applicable Note may, at any time while any Obligations under such Note remain outstanding, or in case either Note or some portion thereof shall be called for prepayment prior to such date, then, with respect to such Note or portion thereof as is called for prepayment, until and including, but (if no default is made in the payment of the prepayment price) not after, the close of business on the date that is three (3) days prior to the date fixed for such prepayment, be converted, in whole or in part, into fully paid and non-assessable Conversion Shares at the Conversion Price (the "Lender Conversion Option"); provided, however, (i) in no event shall the Aplin Note be convertible into more than 112,752 Conversion Shares, and (ii) in no event shall the Roundball Note be convertible into more than 504,735 Conversion Shares. If and whenever on or after the Closing Date, the Borrower issues or sells, or in accordance with this Section 2.2.1, is deemed to have issued or sold, any Equity Interests of Borrower (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Borrower, but excluding shares of Common Stock deemed to have been issued or sold by the Borrower in connection with an Exempt Offering) for a consideration per share (the "New Issuance Price") less than a price equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a "Dilutive Issuance"), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.

2.2.2 Exercise of Lender Conversion Option.  To exercise the Lender Conversion Option, a Lender shall surrender its Note to Borrower at any time during usual business hours at the principal executive offices of the Borrower, accompanied by a written notice that the holder elects to convert such Note, or a stated portion thereof, and the related interest thereon, and the number of Conversion Shares the Lender elects to have issued upon conversion.  No payment shall be made on account of such interest so converted or on account of any cash Dividend on any Conversion Shares issued upon such conversion which was declared for payment to holders of Common Stock of record as of a date prior to the Lender Conversion Date (as defined below).  As promptly as practicable after the receipt of such notice and the surrender of either the Roundball Note or Aplin Note, as applicable, the Borrower shall cause a certificate evidencing the Conversion Shares to be issued to the applicable Lender upon such conversion of its Note in accordance with the provisions of Section 2.2.1 and this Section 2.2.2.  Such conversion shall be deemed to have been effected immediately prior to the close of business on the date (herein called the "Lender Conversion Date") on which such notice shall have been received by the Borrower and such Note shall have been surrendered as aforesaid, and the Lender surrendering its Note shall be deemed to have become on the Lender Conversion Date the holder of record of the Conversion Shares represented thereby.  In the case of conversion of a portion, but less than all, of either Note by either Roundball or the Aplin Trust, the Borrower shall execute and deliver to such Lender a replacement Note in the aggregate principal amount of the unconverted portion of the Note surrendered.

2.2.3 Continuation of Lender Conversion Option.  In the event of the occurrence of (a) any reclassification or change of outstanding shares of Borrower's Class A Common Stock, (b) any consolidation or merger to which the Borrower is a party as a result of which the holders of Class A Common Stock shall be entitled to receive stock, other securities, or other assets with respect to or in exchange for Class A Common Stock or (c) any sale or transfer of all or substantially all of the assets or business of the Borrower as an entirety, then Borrower, or such successor or purchasing Person, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale, or transfer, provide that Lenders shall have the right to convert the Notes into the kind and amount of stock, other securities, cash, and other property receivable upon such reclassification, change, consolidation, merger, sale, or transfer by a holder of the number of Conversion Shares issuable upon conversion of the Notes immediately prior to such reclassification, change, consolidation, merger, sale, or transfer. The Borrower, or such successor or purchasing Person, as the case may be, shall provide for adjustment which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2.2.3.  If, in the case of any such consolidation, merger, sale, or transfer, the stock or other securities and property receivable thereupon by a holder of Class A Common Stock includes shares of stock or other securities and property of a Person other than the successor or purchasing Person, as the case may be, in such consolidation, merger, sale, or transfer, then such other Person shall also agree to such additional provisions to protect the interests of the Lenders as the Board shall reasonably consider necessary by reason of the foregoing.  The provisions of this Section shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales, or transfers.  Notice of the execution of each agreement implementing the foregoing shall be sent to the Lenders as provided for herein.

2.2.4 Borrower Conversion Option. If, on the Roundball Maturity Date, any portion of the Roundball Note has not been converted by Roundball in accordance with Section 2.2.2, Borrower may, at its option, convert the principal and interest then outstanding under the Roundball Note , in whole but not in part, into fully paid and non-assessable Conversion Shares at the Conversion Price or the New Issuance Price, as applicable; and, if on the Aplin Maturity Date, any portion of the Aplin Note has not been converted by Aplin in accordance with Section 2.2.2, Borrower may, at its option, convert the principal and interest then outstanding under the Aplin Note, in whole but not in part, into fully paid and non-assessable Conversion Shares at the Conversion Price or the New Issuance Price, as applicable (collectively, the "Borrower Conversion Option"); provided, however, in no event shall the Notes be convertible into more than the number of Conversion Shares set forth in Section 2.2.1.

2.2.5 Exercise of Borrower Conversion Option.  To exercise the Borrower Conversion Option, Borrower must give Roundball with respect to the Roundball Note, or the Aplin Trust with respect to the Aplin Note, at least twenty (20) days' notice prior to the applicable Maturity Date of its intention to convert such Note into Conversion Shares. Within ten (10) days of such notice, Lender shall surrender its Note to Borrower at any time during usual business hours at the principal executive offices of Borrower.  No payment shall be made on account of such interest so converted or on account of any cash Dividend on any Conversion Shares issued upon such conversion which was declared for payment to holders of Common Stock of record as of a date prior to the applicable Maturity Date.  As promptly as practicable after the receipt of such notice and the surrender of either Note as aforesaid, Borrower shall cause a certificate evidencing the Conversion Shares to be issued to the applicable Lender upon such conversion of its Note in accordance with the provisions of Section 2.2.4 and this Section 2.2.5.  Such conversion shall be deemed to have been effected immediately prior to the close of business on the applicable Maturity Date, and the Lender shall be deemed to have become on the applicable Maturity Date the holder of record of the Conversion Shares represented thereby.

2.2.6 Reservation of Common Stock.  The Borrower shall at all times reserve, free from preemptive rights, and keep available out of its authorized and unissued Class A Common Stock solely for the purpose of effecting the conversion of the Notes pursuant to the exercise of a Lender Conversion Option or a Borrower Conversion Option such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of the outstanding principal amount of the Notes.  Borrower covenants that all Class A Common Stock which may be issued upon conversion of the Notes will upon issue pursuant to the terms hereof be fully paid and non-assessable by the Borrower and free of preemptive rights and free of all taxes, liens, and charges with respect to the issue thereof.

2.2.7 Notice of Certain Events.  In case:

(a) the Borrower shall declare a Dividend payable to the holders of Common Stock out of its retained earnings; or

(b) the Borrower shall authorize any reclassification or change of the Common Stock or any consolidation or merger to which the Borrower is a party and for which approval of any holders of Common Stock of the Borrower is required, or the sale or transfer of all or substantially all of the assets or business of the Borrower; or

(c) there shall be proposed any voluntary or involuntary dissolution, liquidation, or winding up of the Borrower;

then, the Borrower shall cause to be mailed to the Lenders, at least twenty (20) days before the date  hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating the date on which (i) a record is expected to be taken for the purpose of such Dividend or rights, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such Dividend or rights are to be determined, or (ii) such reclassification, change, consolidation, merger, sale, transfer, dissolution, liquidation, or winding-up is expected to become effective and the date, if any is to be fixed, as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, sale, transfer, dissolution, liquidation, or winding-up.

2.2.8 Taxes on Conversion.  The Borrower will pay any and all documentary, stamp, or similar taxes payable in respect of the issue or delivery of Conversion Shares on conversion of the Notes pursuant to the exercise of a Lender Conversion Option or a Borrower Conversion Option; provided, however, that the Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in issue or delivery of Conversion Shares in a name other than that of the Lenders and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Borrower the amount of any such tax or has established, to the satisfaction of the Borrower, that such tax has been paid.  Nothing herein shall preclude any tax withholding required by law or regulation.

3. EXISTING CREDIT FACILITY.

Pursuant to Section 6.2 of the Existing Credit Facility, it is an event of default for the Borrower to create, incur or assume any Indebtedness (as such term is defined therein),or otherwise become liable with respect to any Indebtedness, subject to certain exceptions set forth therein. Existing Lender hereby consents to the Loans incurred by the Borrower hereunder and agrees that the transactions contemplated hereby shall not be deemed an event of default under Section 6.2 and Article VII of the Existing Credit Facility. Existing Lender hereby waives his rights and remedies set forth in the Existing Credit Facility, including without limitation those remedies set forth in Article VIII therein, solely with respect to the Loans granted hereunder.

4. CONDITIONS PRECEDENT

Notwithstanding any other term or condition hereof, the making of the Loan is subject to the satisfaction of the following conditions precedent:

4.1 Conditions to Obligations of Lenders.

4.1.1 The Borrower shall have delivered to the Lenders, or caused to be delivered to Lenders, the following:

(a) an original counterpart of this Agreement executed by the Borrower and Existing Lender;

(b) the original Roundball Note to Roundball, and the original Aplin Note to the Aplin Trust;

(c) an original counterpart of the Registration Rights Agreement executed by the Borrower;

(d) an original counterpart of the Subscription Agreement executed by Borrower shall have been delivered to Roundball;

(e) a written opinion of Loveman-Curtiss, Inc. to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the transactions contemplated herein are fair, from a financial point of view, to the holders of shares of the Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified (the "Fairness Opinion"); and

(f) an original counterpart or counterparts of the Voting Agreement executed by the parties thereto (other than the Lenders).

4.1.2 No Events of Default.  There shall exist no Event of Default, as defined in Section 11 hereof, and no event which, upon notice or lapse of time or both, would constitute such an Event of Default.

4.1.3 Fees.  The Lenders shall have received all fees required to be paid by the Borrower, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel and due diligence costs paid to third parties), on or before the Closing Date.

4.1.4 Certified Copies of Charter Documents. Each Lender shall have received (i) the Charter and Good Standing Documents, all in form and substance reasonably acceptable to Lenders, and (ii) a certificate of the corporate secretary or assistant secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents, in form and substance reasonably acceptable to Lenders.

4.1.5 Proof of Appropriate Action. Each Lender shall have received a copy, certified by a duly authorized officer of Borrower to be true and complete on and as of the Closing Date, of the records of all actions taken by Borrower to authorize the execution and delivery of this Agreement, the Notes, the other Loan Documents and any other agreements entered into on the Closing Date and to which it is or they are a party or is to become a party as contemplated or required by this Agreement, and its or their performance of all of its or their agreements and obligations under each of such documents.

4.1.6 Representations and Warranties. Each of the representations and warranties made by Borrower to Lenders in this Agreement and in the other Loan Documents shall be true and correct in all material respects as of the Closing Date (other than representations and warranties expressly relating to an earlier date in which case such representations and warranties shall have been true and correct as of such earlier date).

4.1.7 Performance, Etc. Borrower shall have duly and properly performed, complied with and observed its covenants, agreements and obligations contained in each of the Loan Documents. No event shall have occurred on or prior to the Closing Date, and no condition shall exist on the Closing Date, which constitutes a Default or an Event of Default.

4.1.8 Authorizations and Approvals.  All Governmental Authorities and Persons shall have approved or consented to the transactions contemplated hereby, including, without limitation, those required in connection with the continued operation of the Borrower, to the extent required, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened that would restrain, prevent or otherwise impose adverse conditions on this Agreement, the transactions and the actions contemplated hereby and thereby.

4.1.9 Lien Searches. The Lenders shall have received the results of Lien searches in the jurisdiction of organization of Borrower, and such searches shall reveal no Liens on any of the assets of the Borrower except for Permitted Liens.

4.1.10 Other.  The Lenders shall have received such other certificates, documents, instruments and agreements as the Lenders shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents.

4.2 Conditions to Obligations of Borrower.

4.2.1 The Lenders shall have delivered to Borrowers the following:

(a) the Loan Payments to the Borrower's account set forth on Exhibit C attached hereto;

(b) an original counterpart or counterparts of this Agreement executed by the Lenders;

(c) an original counterpart or counterparts of the Registration Rights Agreement executed by the Lenders;

(d) an original counterpart of the Subscription Agreement executed Roundball;

(e) the Fairness Opinion; and

(f) an original counterpart or counterparts of the Voting Agreement executed by the Lenders.

4.2.2 Representations and Warranties. Each of the representations and warranties made by the Lenders to Borrower in this Agreement and in the other Loan Documents shall be true and correct in all material respects as of the Closing Date (other than representations and warranties expressly relating to an earlier date in which case such representations and warranties shall have been true and correct as of such earlier date).

4.2.3 Performance, Etc. Lenders shall have duly and properly performed, complied with and observed its covenants, agreements and obligations contained in each of the Loan Documents.

4.2.4 Other.  Such other certificates, documents, instruments and agreements as the Borrower shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents.

5. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement, Borrower hereby represents and warrants to Lenders on the date hereof that:

5.1 Organization, Authority and Qualification.

(a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted.

(b) Borrower is duly qualified or licensed and in good standing and duly authorized to do business in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified would not result in a Material Adverse Effect.

(c) (i) The execution, delivery and performance of this Agreement and the Notes have been duly authorized by all necessary corporate action of Borrower; (ii) there is no prohibition, either in applicable law, in the constituent documents of Borrower, or in any order, writ, injunction or decree of any court or arbitrator presently binding upon Borrower or its assets, which prohibits, or which would be violated by, the execution and performance of this Agreement and the Notes; (iii)(A) this Agreement and each of the Loan Documents constitute valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, and (B) the Notes constitute valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, subject, in each case of clauses (A) and (B) hereof, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer and similar laws and judicial doctrines and general principles of equity, whether such principles are considered in a proceeding at law or in equity; (iv) Borrower has adequate power and authority to enter into this Agreement and each of the other Loan Documents to which it is party, and to perform, observe and comply with all of its agreements and obligations, including, without limitation, the borrowings contemplated hereby.

5.2 Capitalization. The authorized capital stock of the Borrower consists of 3,750,000 shares of Class A Common Stock, of which 809,024 shares were issued and outstanding as of the close of business on September 30, 2011, and 1,000,000 shares of Class B Common Stock, of which 475,533 shares were issued and outstanding as of the close of business on September 30, 2011. As of September 30, 2011, 15,795 shares of Class A Common Stock and 20,667 shares of Class B Common Stock were held in treasury by the Borrower. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 74,850 shares of Class A Common Stock reserved for issuance under the Borrower's stock option plans, the Borrower has no shares of any class of capital stock reserved for issuance.

5.3 No Legal Bar. The execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated thereby, will not, in any material respect, violate any Requirements of Law or any Contractual Obligation of Borrower.

5.4 No Litigation. Except as disclosed in the Borrower Reports, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against Borrower, or against any of its assets (a) with respect to the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which, if adversely determined, would have a Material Adverse Effect.

5.5 No Change. Since September 30, 2011, there has been no development or event which has had, or which would reasonably be expected to have had, a Material Adverse Effect.

5.6 No Default. Borrower is not in default under or with respect to any Contractual Obligations, except where the default would not be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.7 Ownership of Property; Liens. Borrower has good and valid title to all property necessary for the conduct of its business and none of such property is subject to any Lien except Permitted Liens.

5.8 Compliance with Laws. Borrower is in compliance with all Requirements of Law, including all Environmental Laws applicable to it, except, in each case, where the failure to comply would not be reasonably expected to have a Material Adverse Effect.

5.9 Taxes. Borrower has filed or caused to be filed all income and other material tax returns which are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its properties and all other taxes, fees or other charges imposed on it or any of its assets by any Governmental Authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower); no material tax Lien has been filed, and, to the knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee or other charge. No security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Borrower's assets is on file or of record in any public office.

5.10 Borrower Reports; Financial Statements.

(a) Borrower has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2009 (the "Applicable Date") (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the "Borrower Reports"). Each of the Borrower Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and any rules and regulations promulgated thereunder applicable to the Borrower Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Borrower Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Borrower Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows included in or incorporated by reference into the Borrower Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect) and, in each case, have been prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

5.11 Undisclosed Liabilities. There are no obligations or liabilities of the Borrower or any of its Subsidiaries required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, except (a) liabilities reflected on the Borrower's Financial Statements; (b) liabilities incurred in the ordinary course of business (none of which are liabilities for breach of contract, breach of warranty, torts, infringements, claims or lawsuits); (c) liabilities or obligations disclosed in the Borrower Reports; (d) liabilities or obligations incurred pursuant to the Loan Documents and any documents evidencing or related to Subordinated Debt or the Existing Debt; and (e) liabilities that do not exceed $50,000 in aggregate.

5.12 No Subsidiaries. Except for Supreme Electronics Corp. and Waekon Corporation, the Borrower does not have any Subsidiaries.

5.13 Survival of Representations and Warranties. The foregoing representations and warranties are made by Borrower with the knowledge and intention that Lender will rely thereon, and shall survive the execution and delivery of this Agreement and the making of the Loans hereunder until the Roundball Maturity Date with respect to Roundball, and the Aplin Maturity Date with respect to the Aplin Trust.

6. REPRESENTATIONS AND WARRANTIES OF LENDERS

The Lenders severally represent and warrant as of the date hereof:

6.1 Qualification.  Each Lender has all requisite power and authority to execute and deliver this Agreement and the other Loan Documents and to execute the transactions contemplated hereby and thereby. The Trustee of the Aplin Trust is Jennifer A. Elliott, and the Trustee has all requisite power and authority to act as Trustee and exercise trust powers, including without limitation, the trust powers provided in and contemplated under the Aplin Trust. Further, the Trustee, on behalf of the Aplin Trust, has full power and authority under the Aplin Trust to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Trustee on behalf of the Aplin Trust. Roundball is an Ohio limited liability company, the membership interests in which are owned as previously disclosed to Borrower. All power and authority with respect to the voting and disposition of all securities held by Roundball is held directly or indirectly as previously disclosed by Borrower.

6.2 Authorization; Binding Obligations.  All action on the part of each Lender necessary for the authorization of this Agreement, the performance of all obligations of such Lender hereunder and under the other Loan Documents has been taken or will be taken prior to the Closing Date. This Agreement is a valid and binding obligation of each Lender enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) general principles of equity that restrict the availability of equitable remedies.

6.3 Investment.  Each Lender represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of participating in the Loan made by such Lender. Each Lender represents that in participating in the Loan, it is acquiring its Note for its own account in the ordinary course of its business.  Each Lender represents that it is acquiring its Note for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling its Note or any of the Conversion Shares issuable upon conversion of its Note.  Each Lender hereby acknowledges that neither its Note nor the Conversion Shares issuable upon conversion of the Note have been registered or qualified under the Securities Act of 1933, as amended, nor under any state or any other applicable securities law, by reason of a specific exemption from the registration or qualification provisions of those laws.  Each Lender hereby acknowledges that neither its Note nor any of the Conversion Shares issuable upon conversion of its Note may be resold unless such resale is registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities laws or an exemption from such registration and qualification is available.  Each Lender represents and warrants that it is an Accredited Investor.

6.4 Disclosure and Access to Information. Each Lender acknowledges that it has received and reviewed a copy of the Borrower's (a) Annual Report on Form 10-K for the fiscal year ending September 30, 2010; (b) Proxy Statement for its Annual Meeting of Shareholders filed with the SEC on January 25, 2011; (c) Quarterly Reports on Form 10-Q for the periods ending December 31, 2010, March 31, 2011 and June 30, 2011; (d) Current Reports on Form 8-K dated December 22, 2010, January 5, 2011, February 14, 2011, March 2, 2011, April 18, 2011, May 13, 2011, August 12, 2011 and August 22, 2011; (e) unaudited statements of income for each of the months ended July 31, August 31, and September 30, 2011 and (f) unaudited balance sheet dated September 30, 2011. In addition, each Lender acknowledges that it and its representatives have had access to such additional information concerning the Borrower as it deemed necessary or appropriate to make an informed investment decision with respect to the transactions contemplated by this Agreement, including access to and an opportunity to ask questions of the Borrower's management (which questions have been responded to by such persons to the Lenders' satisfaction).

6.5 Jurisdictions of Residence. Roundball is an Ohio limited liability company headquartered in Ohio. The Aplin Trust is headquartered in the State of Florida.

7. RESTRICTIONS ON TRANSFER

7.1 General Restrictions on Transfers. For a period of one (1) year from the date hereof, Lenders shall not Transfer the Notes or any Conversion Shares to any Person other than the Borrower or an Affiliate of such Lender.

Borrower will not recognize any Transfer of the Notes or any Conversion Shares unless such Transfer is made in full compliance with all provisions of this Section 7 and any other applicable agreements. Any transferee of any Conversion Shares or any interest in or right to acquire Conversion Shares must agree in writing to become a party to, and to be bound by the provisions of, this Agreement. With respect to Transfers permitted pursuant to this Section 7.1 above, each transferee pursuant thereto who is not already a party to this Agreement shall (A) hold any Conversion Shares or any interest in or right to acquire Conversion Shares so transferred subject to the provisions set forth herein and (B) provide a written acknowledgment to Borrower (in form and substance satisfactory to Borrower) setting forth the agreement of such transferee to be bound by the provisions set forth herein.

7.2 Securities Laws Restrictions. Notwithstanding anything to the contrary contained herein, but subject to the express written waiver by Borrower in the exercise of its good faith and reasonable judgment, Lenders may not Transfer any Conversion Shares or any interest in or right to acquire Conversion Shares to any transferee other than Borrower without the registration of the Transfer of such Conversion Shares or any interest in or right to acquire Conversion Shares under the Securities Act or until Borrower has received such legal opinions or other evidence that such Transfer is exempt from the registration requirements under the Securities Act and applicable state securities laws as Borrower deems reasonably appropriate in light of the facts and circumstances relating to such proposed Transfer, together with such representations, warranties and indemnifications from the transferor and the transferee as Borrower deems reasonably appropriate to confirm the accuracy of the facts and circumstances that are the basis for any such opinion or other assurances and to protect Borrower and the other shareholders of Borrower from any liability resulting from any such Transfer.

7.3 Legend. Each certificate representing any Conversion Shares or any interest in or right to acquire Conversion Shares shall bear the following legend in addition to any other legend required under applicable law:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS OR AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO HICKOK INCORPORATED, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CONVERTIBLE LOAN AGREEMENT BY AND AMONG HICKOK INCORPORATED AND CERTAIN OTHER SIGNATORIES THERETO, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF HICKOK INCORPORATED. THE SALE, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES IS SUBJECT TO THE TERMS OF SUCH AGREEMENT AND THE SECURITIES ARE TRANSFERABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH.

8. PREEMPTIVE RIGHTS

8.1 New Issuance. Until the Roundball Maturity Date with respect to Roundball and the Aplin Maturity Date with respect to the Aplin Trust, if Borrower proposes to issue any securities (including any Equity Interests of Borrower and any debt securities) ("New Securities"), each Lender will have the option to purchase a portion of such New Securities equal to such Lender's proportionate ownership interest in the Common Stock then issued and outstanding immediately prior to such issuance. For purposes of the preceding sentence, each Lender's ownership interest in the Common Stock shall be determined by assuming such Lender has converted its Note, in whole, into the Conversion Shares. Borrower shall give Lenders at least twenty (20) days prior written notice of any such proposed issuance of New Securities, setting forth the number, terms and purchase consideration of the New Securities. Borrower shall offer to Lenders the opportunity to purchase such New Securities at the same price, on the same terms and at the same time as the New Shares are proposed to be issued by Borrower. Each Lender may exercise its option under this Section 8.1 by delivering an irrevocable written notice to Borrower not more than fifteen (15) days after delivery of Borrower's notice to Lenders of the proposed issuance. Borrower may, during the sixty (60) day period following the expiration of the period provided above, offer the unsubscribed portion of such New Securities that are not purchased by Lenders to any Person or Persons upon terms no more favorable to the offeree than those specified in the notice given by Borrower to Lenders pursuant to this Section 8.1. If Borrower does not enter into an agreement for the sale of such New Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder will be deemed to be revived and such New Securities shall not be offered unless first re-offered to Lenders in accordance with this Section 8.1.

8.2 Post-Issuance Compliance. Notwithstanding the foregoing, Borrower may issue New Securities without first complying with the terms of Section 8.1, provided that the terms of such issuance shall require that, following such issuance, the purchaser thereof must offer to sell the portion of the New Securities to the Lenders that each Lender would have been entitled to purchase had Borrower complied with Section 8.1 on terms no less favorable than those applicable to such purchaser, using a process substantially similar to that set forth in Section 8.1.

8.3 Exemptions. Lenders' preemptive rights set forth in Section 8.1 shall not be triggered (i) by the sale of any securities pursuant to a stock option plan or other employee-benefit plan of Borrower as approved by the Board, or (ii) by a stock split, stock dividend or reorganization of Borrower.

9. AFFIRMATIVE COVENANTS

The Borrower (on behalf of itself and its Subsidiaries) covenants and agrees that, (a) until the Roundball Maturity Date or such earlier date as the outstanding principal amount of the Roundball Note has been fully converted into the Conversion Shares with respect to Roundball, (b) until the Aplin Maturity Date or such earlier date as the outstanding principal amount of the Aplin Note has been fully converted into the Conversion Shares with respect to Aplin, and (c) solely with respect to Section 9.13 and 9.14, until the earlier of five (5) years from the Closing Date or for as long as Roundball and the Aplin Trust maintain the Roundball Required Voting Power or the Aplin Required Voting Power, as applicable (as such terms are defined below), it will (unless Lenders consent otherwise in writing):

9.1 Maintenance of Property; Insurance. Borrower shall keep all property useful and necessary in its business in good working order and condition; maintain all workers' compensation insurance required by Applicable Law; maintain with financially sound and reputable insurance companies insurance (including, without limitation, liability insurance) on such real and personal property and in amounts as is consistent with its past practices and shall insure against such risks as are usually insured against in the same general area by companies engaged in the same or similar businesses, or, in case of the continuation of an Event of Default, as Lenders may reasonably specify from time to time, and furnish to Lenders, promptly after written request, all reasonably requested information as to the insurance so carried or maintained. If Borrower fails to do so, upon five (5) Business Days' prior written notice to Borrower, Lenders may obtain such insurance and charge the cost to acquire comparable coverage to Borrower's account and add such cost to the Obligations. Borrower agrees that, if any loss should occur, the proceeds of all such insurance policies may be applied to the payment of all or any part of the Obligations, as Lenders may direct. Lenders shall be named an additional named insured and lender loss payee on such insurance policies, as the case may be. All policies shall provide for at least thirty (30) days' written notice of cancellation to Lenders, except premium nonpayment cancellation, which shall be ten (10) days' written notice.

9.2 Inspection of Property; Books and Records. Borrower shall maintain in all material respects complete and accurate books of accounts and records in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to the operations of Borrower; and grant to Lenders, or its representatives, full and complete access to all books of account, records, correspondence and other papers, on a confidential basis, during normal business hours and the right (a) to inspect, examine, verify and make abstracts from the copies of such books of account, records, correspondence and other papers, and (b) to investigate during normal business hours such other records, activities and business of Borrower as Lender may deem reasonably necessary or appropriate at the time, provided that such access is not disruptive to the normal business operations of Borrower.

9.3 Notices. Borrower shall promptly give notice to Lenders of:

(a) the occurrence of any Event of Default;

(b) any (i) default or event of default under any Contractual Obligation relating to any Indebtedness of Borrower in an amount greater than or equal to $250,000, and any (ii) litigation, investigation or proceeding which may exist at any time between Borrower and any Governmental Authority, or the commencement of any proceeding before any court of competent jurisdiction, grand jury or arbitrator, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect; or

(c) any change in the business, operations, property, condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 9.3 shall be accompanied by a statement of a executive officer of Borrower setting forth reasonable details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

9.4 Environmental Laws. Borrower shall comply in all material respects with all Environmental Laws and obtain and comply with and maintain in all material respects any and all licenses, approvals, registrations or permits required by any Environmental Law.

9.5 Further Documents. Borrower shall, from and after the Closing Date, execute and deliver such financing statements, documents and instruments, and perform all other acts as Lenders deem reasonably necessary or desirable, to carry out and perform the intent and purpose of this Agreement.

9.6 Payment Of Note and Obligations.  Borrower shall punctually pay the principal of and interest on the Notes at the time and place and in the manner specified therein, and pay and perform all other Obligations in accordance with their terms.

9.7 Financial Statements and Other Information.  Borrower shall furnish to the Lenders the Borrower's monthly consolidated financial statements as soon as available, but in no event more than twenty-eight (28) days after the end of the preceding month, and furnish to the Lenders such information as may be furnished to the Borrower's shareholders concurrent with its distribution to the shareholders directly or through SEC filings; provided, however, that if Borrower is required to provide Lenders with financial statements for the months of October, November or December, the Borrower shall not be required to provide such financial statements to Lenders until twenty-eight (28) days after the end of the Borrower's first fiscal quarter.

9.8 Place of Business; Location of Records.  Borrower shall maintain its executive offices and the offices where its records are kept at 10514 Dupont Avenue, Cleveland, Ohio 44108.

9.9 Maintenance of Business.  With respect to Roundball, until the Roundball Maturity Date, and with respect to the Aplin Trust, until the Aplin Maturity Date, Borrower shall:  (a) maintain the existence of the Borrower in good standing; (b) make no material change in the nature or character of the Borrower's business; and (c) maintain and keep in full force and effect all material licenses, permits and agreements necessary to the proper conduct of the Borrower's business.

9.10 Taxes.  Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or in respect of any of its assets, including, but not limited to, all F.I.C.A. payments and withholding taxes, before the same shall become in default, which, if unpaid, might become a Lien upon such assets or any part thereof; provided, however, that the Borrower is not required hereby to pay and discharge or to cause to be paid and discharged any such tax assessment, charge or levy so long as the validity thereof shall be contested in good faith; provided, however, that Borrower shall give notice to the Lenders if any such tax assessment, charge, or levy is so contested.

9.11 Adverse Change.  Promptly notify the Lenders of (a) any condition or event that constitutes, or with the running of time and/or the giving of notice would constitute, an Event of Default under this Agreement or the Note or (b) any change in the financial condition of the Borrower and its Subsidiaries that would constitute a Material Adverse Effect.

9.12 Use of Proceeds.  The proceeds of the Notes will be used exclusively for working capital (including financing of accounts receivable and purchases of inventory and equipment), and for the payment of other operating expenses incurred in the ordinary course of business.

9.13 Roundball Board Representation. After the Closing Date, the Board shall allow an individual designated by Roundball (after consultation with the Board regarding such nominee) to observe all meetings of the Board that occur prior to the 2012 Annual Meeting of Shareholders. Upon the exercise by Roundball of its Lender Conversion Option, the Borrower agrees to take the following actions, subject to the Board's fiduciary duties:

(a) If Roundball converts one-half (1/2) of the outstanding principal amount issued under the Roundball Note on the Closing Date into Conversion Shares, the Borrower shall, at Roundball's option and sole discretion, include an individual designated by Roundball in the slate of nominees for election as a director of Borrower at subsequent Annual Meetings of the Borrower's Shareholders subject to Section 9.13(c) and Section 9.13(d) below; provided, however, that such nominee shall only be included in the slate of nominees for any Annual Meetings after a representative of Roundball's consultation with the Board regarding such nominee (the "Roundball Nominee Power"); or

(b) If Roundball converts all of the outstanding principal amount issued under the Roundball Note on the Closing Date into Conversion Shares, the Borrower shall, at Roundball's option and sole discretion, include two individuals designated by Roundball in the slate of nominees for election as a director of Borrower at subsequent Annual Meetings of the Borrower's Shareholders subject to Section 9.13(c) and Section 9.13(d) below; provided, however, that such additional nominees shall only be included in the slate of nominees for any Annual Meetings after a representative of Roundball's consultation with the Board regarding such nominees (the "Roundball Nominee and Designee Power").

(c) Roundball's rights set forth in Section 9.13(a) and Section 9.13(b) shall terminate in the event the aggregate principal amount of the Roundball Note has not been fully-converted into Conversion Shares prior to or on the Roundball Maturity Date by exercise of the Lender Conversion Option.

(d) If the aggregate principal amount of the Roundball Note, after the exercise by Roundball of the Roundball Option in full, has been fully-converted into Conversion Shares prior to or at the Roundball Maturity Date, (i) Roundball shall retain the Roundball Nominee Power for all subsequent Annual Meetings of Shareholders until such time as Roundball owns shares of Borrower representing less than ten percent (10%) of the total Voting Power of Borrower, and (ii) Roundball shall retain the Roundball Nominee and Designee Power until such time as Roundball owns less than fifteen percent (15%) of the total Voting Power of Borrower (collectively, the "Roundball Required Voting Power"); provided, however, that Roundball's nomination rights set forth in this Section 9.13(d) shall not extend past five (5) years from the Closing Date.

(e) In the event that a Roundball designee is not elected to the Board in accordance with Section 9.13(a) or Section 9.13(b), the Board shall allow an individual designated by Roundball to observe all meetings of the Board that occur prior to December 30, 2012.

9.14 Aplin Board Representation. The Borrower agrees, subject to the fiduciary duty of the Board, to include an individual designated by the Aplin Trust in the slate of nominees for election as a director of Borrower for all Annual Meetings of the Borrower's Shareholders during such time as when the Aplin Trust owns ten percent (10%) or more of the total Voting Power of Borrower (the "Aplin Required Voting Power"); provided, however, that Aplin's nomination rights set forth in this Section 9.14 shall not extend past five (5) years from the Closing Date. The initial designee for the Aplin Trust shall be Jennifer Elliott, and Ms. Elliott's continuation on the Board shall satisfy the Borrower's obligations under this Section 9.14. In the event that Jennifer Elliott or such other designee of the Aplin Trust is not elected to the Board while the Aplin Trust maintains the Aplin Required Voting Power, the Board shall allow Jennifer Elliott to observe all meetings of the Board that occur prior to December 30, 2012.

9.15 Other Information. Borrower shall furnish to each Lender such other financial and business information and reports, in form and substance reasonably satisfactory to such Lender, as and when such Lender may from time to time reasonably request.

10. NEGATIVE COVENANTS

The Borrower (on behalf of itself and its Subsidiaries) covenants and agrees that, until the Roundball Maturity Date with respect to Roundball, and until the Aplin Maturity Date with respect to the Aplin Trust, or unless the Lenders shall otherwise consent in writing:

10.1 Limitations on Restricted Payments. Without the prior written consent of Lender, Borrower shall not, at any time, enter into, participate in, or make any Restricted Payment.

10.2 Limitation on Liens and Negative Pledges. Borrower will not at any time create, incur, assume or suffer to exist any Lien or Negative Pledge upon or with respect to any of its property or the property of its Subsidiaries whether now owned or hereafter acquired, or sell any such property subject to an understanding or agreement, contingent or otherwise, to repurchase such property, or assign any right to receive income or permit the filing or any UCC financing statement or any other similar notice of Lien, except for Permitted Liens.

10.3 Limitations on Indebtedness. Borrower will not at any time create, incur or assume, or become or be liable (directly or indirectly) in respect of, any Indebtedness, other than:

(a) the Obligations incurred pursuant to this Agreement;

(b) Subordinated Debt and the Existing Debt;

(c) operating, financing or other lease or purchase money financing for equipment which is secured by the equipment so leased or purchased and that does not exceed $25,000 on an annual basis;

(d) any refinancing, extension, modification, refunding or renewal of any Indebtedness permitted pursuant to this Section 7.3 not involving an increase in the principal amount thereof (or in the amount of any commitments thereunder) or a reduction in the remaining weighted average life to maturity thereof (computed in accordance with standard financial practice);

(e) endorsements or similar transactions in the ordinary course of business;

(f) to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under Applicable Law;

(g) Indebtedness in respect of netting services, overdraft protection and similar arrangements in each case in connection with deposit accounts and securities accounts in the ordinary course of business; and

(h) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business.

10.4 Limitation on Guarantee Obligations. Borrower shall not create, incur, assume or suffer to exist any Guarantee Obligations except (a) in the ordinary course or for (i) product warranties; or (ii) return or replacement guaranties and similar assurances made by Borrower with respect to products sold to customers in the ordinary course of business and in accordance with its past practices; or (b) as do not exceed $25,000 in aggregate.

10.5 Limitation on Fundamental Changes and Issuance of Equity Interests. Borrower shall not merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), make any material change in its business or its present method of conducting business, change its corporate name, state of incorporation or form of entity; and Borrower shall not issue any additional Common Stock, Options or Convertible Securities, unless in accordance with the terms of this Agreement.

10.6 Limitation on Dispositions of Assets. Borrower shall not convey, sell, lease, license, assign, transfer or otherwise dispose of a material portion of its property, business or assets (including, without limitation, receivables and leasehold interests), or cause any of its Subsidiaries to convey, sell, lease, license, assign, transfer or otherwise dispose of a material portion of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except for the sale of its inventory in the ordinary course of business.

10.7 Limitation on Investments, Loans and Advances. Borrower shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as "Investments") any Person, except Borrower shall make or be permitted to make:

(a) Investments in Cash Equivalents;

(b) extensions of trade credit in the ordinary course of business;

(c) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction, in each case in the ordinary course of business;

(d) deposits made in the ordinary course of business to secure the performance of leases; and

(e) such other Investments as shall have been approved by Lenders in writing.

10.8 Limitation on Creation or Acquisition of Subsidiaries. Borrower will not create, form or acquire any Subsidiary or enter into joint ventures not in existence on the date of this Agreement unless, in the case of any new Subsidiary incorporated under the laws of any state of the United States of America, such Subsidiary executes and delivers (a) a joinder to this Agreement and (b) a guaranty agreement in form and substance reasonably satisfactory to Lender.

10.9 Transactions With Affiliates. Borrower will not enter into any transaction with any Affiliate of Borrower (or any partner, officer or director thereof), or enter into, assume or suffer to exist any employment or consulting contract with any Affiliate (or any partner, officer or director thereof) or any former or current officer or director of Borrower.

10.10 Liens.  Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it or any Subsidiary, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Liens; and

(c) Liens of a collecting bank arising in the ordinary course of business under the UCC as in effect in any relevant jurisdiction covering only the items being collected upon.

10.11 Sale and Leaseback Transactions.  Borrower will not enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

10.12 Restrictive Agreements.  Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of Borrower to create, incur or permit to exist any Lien upon any of its property or assets; provided, however, the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document.

10.13 Amendment of Material Documents.  Borrower will not modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness or (b) if any such amendment, modification or waiver would be adverse to the rights or interests of the Lender, the Borrower's articles of incorporation, code of regulations or other organizational documents.

10.14 Capital Expenditures.  The Borrower will not incur or make any Capital Expenditures in an aggregate amount exceeding $100,000.

11. EVENTS OF DEFAULT

Each of the following Sections 11.1 through 11.7 hereof shall constitute an Event of Default hereunder.

11.1 Payments. Failure by Borrower to pay any Obligation within ten (10) Business Days of when due and payable. Any payment due hereunder, or under any Note or any other Loan Document which is not received on or before the 10th Business Day following the date on which it is due shall be subject to a late payment fee of five percent (5%) of the amount owed on such payment.

11.2 Representations and Warranties. Any representation or warranty made by Borrower, or any officer of Borrower, in this Agreement or in any Loan Document, including any certificate, document or financial or other statement furnished by Borrower at any time in connection herewith or therewith shall prove to have been untrue in any material respect.

11.3 Covenants. Default by Borrower in the observance or performance of any material covenant or agreement contained herein, the Note or in any Loan Document and, if such default is capable of being cured, and if such correction is being sought diligently, such default is not corrected within thirty (30) days.

11.4 Effectiveness of Loan Documents. Any Loan Document shall cease to be legal, valid, binding or enforceable in accordance with the terms thereof in any material respect, or any of the Liens intended to be created by any Loan Document ceases to be or are not valid and perfected liens having the priority contemplated thereby.

11.5 Cross-Default to Other Indebtedness. Borrower shall default in any payment of principal of or interest on any of its Indebtedness or in the payment of any Guarantee Obligation relating to such Indebtedness, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created or default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or the passage of time or both, if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable.

11.6 Commencement of Bankruptcy or Reorganization Proceeding.

(a) Borrower shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any material portion of its assets; or

(b) There shall be commenced against Borrower any such case, proceeding or other action which results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for a period of sixty (60) days; or

(c) There shall be commenced against Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(d) Borrower shall suspend the operation of its business or take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above in this Section 11.6; or

(e) Borrower shall admit in writing its inability to pay its debts as they become due.

11.7 Material Judgments. One or more judgments or decrees shall be entered against Borrower involving in the aggregate a liability (not covered by insurance) of One Hundred Thousand Dollars ($100,000) or more and all such judgments or decrees shall not have been vacated, satisfied, discharged or bonded pending appeal within thirty (30) days from the entry thereof.

12. RIGHTS AND REMEDIES

12.1 Rights and Remedies.  If any one or more Events of Default shall occur, then in each and every such event, (other than an event with respect to the Borrower described in Section 11.6), and at any time thereafter during the continuance of such event, each Lender may, by notice to the Borrower, declare the Obligations then outstanding under its Note to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of such Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 11, the principal of such Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and the continuance of an Event of Default, each Lender may exercise any rights and remedies provided under the Loan Documents or at law or equity.

13. MISCELLANEOUS

13.1 Amendments and Waivers. Borrower and Lenders may amend this Agreement, the Notes, or the other Loan Documents to which they are parties, and Lenders may waive future compliance by Borrower with any provision of this Agreement, the Notes or such other Loan Documents that apply to the Loan provided by such Lender, but no such amendment or waiver shall be effective unless in a written instrument executed by Borrower and the Lender(s) to which such waiver or amendment applies.

13.2 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.3 Survival.  All covenants, agreements, representations and warranties made in this Agreement shall survive the execution and delivery of the Notes and shall continue in full force and effect so long as the Notes, or any of the other Obligations, or any renewal or extensions of the Notes, are outstanding and unpaid, unless otherwise provided in this Agreement.

13.4 Notice.  All notices, demands, requests or other communications which may be or are required to be given by any party to any other party under this Agreement must be in writing and delivered or faxed:

If to Roundball:

1660 West 2nd Street, Suite 1100

Cleveland, Ohio 44113-1448

Attention: Frederick N. Widen

Facsimile:

with a copy to:

Brennan, Manna & Diamond, LLC

The Carnegie Building

75 East Market Street

Akron, Ohio 44308

Attention: Lee S. Walko, Esq.

Facsimile: (330) 253-2768

If to the Aplin Trust:

5904 Melanie Drive

Forth Worth, Texas 76131

Attention: Jennifer Eliot

Facsimile:

with a copy to:

Maynard, Cooper & Gale. P.C.

1901 Sixth Avenue North

2400 Regions/Harbert Plaza

Birmingham, AL 35203

Attention: Christopher B. Harmon

Facsimile: (205)254-1999

If to the Borrower:

Hickok Incorporated

10514 Dupont Avenue

Cleveland, Ohio 44108

Attention:Robert L. Bauman,

Chief Executive Officer

Facsimile: (216)

with a copy to:

Calfee Halter & Griswold LLP

1405 East Sixth Street

Cleveland, Ohio 44114-1607

Attention: John J. Jenkins

Facsimile: (216) 241-0816

or to such other addresses or to the attention of such other persons and officers as the Borrower or Lenders shall have furnished to the other in writing.  All such notices and communications shall be deemed properly given upon delivery or refusal of delivery.

13.5 Invalidity of Certain Provisions.  If any term or provision of this Agreement, the Notes or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of such term or provision or the application thereof to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

13.6 Gender, etc.  Whenever used herein, the singular shall include the plural, the plural shall include the singular, and the use of the masculine, feminine or neuter gender shall include all genders.

13.7 Headings.  The section and subsection headings of this Agreement are for convenience only, and shall not limit or otherwise affect any of the terms hereof.

13.8 Public Announcement.  Borrower agrees to consult with the Lenders on the content of any press release with respect to this Agreement, the other Loan Documents or the transactions contemplated hereby and thereby.

13.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Lenders and their respective successors and assigns, except that neither Borrower nor Lenders may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lenders or the Borrower, as applicable, unless in accordance with provisions of this Agreement, which consent may not be unreasonably withheld.

13.11 Expenses. Borrower shall pay all reasonable expenses, including all legal and other professional fees, incurred by the parties in connection with the transactions contemplated by the Loan Documents; provided, however, that Borrower shall not be required to pay any expenses incurred by Roundball in excess of $10,000, and Borrower shall not be required to pay any expenses incurred by the Aplin Trust in excess of $10,000.

13.12 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

13.13 Governing Law; Jurisdiction and Venue. LENDERS ACCEPT THIS AGREEMENT AT AKRON, OHIO BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN BORROWER, LENDERs, OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE SUBSTANTIVE INTERNAL LAWS AND STATUTES OF LIMITATION (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS) OF THE STATE OF OHIO.

Lenders and Borrower hereby designate all courts of record sitting in Akron, Ohio, both state and federal, as forums where any action, suit or proceeding in respect of or arising out of this Agreement, the Notes, Loan Documents, or the transactions contemplated by this Agreement shall be prosecuted as to all parties, its successors and assigns, and by the foregoing designations Lenders and Borrower consent to the jurisdiction and venue of such courts. BORROWER WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY OTHER STATE TO OBJECT TO JURISDICTION WITHIN THE STATE OF OHIO FOR THE PURPOSES OF LITIGATION TO ENFORCE SUCH OBLIGATIONS OF BORROWER.

13.14 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR LENDERs TO EXTEND CREDIT TO BORROWER, AND AFTER HAVING THE OPPORTUNITY TO CONSULT COUNSEL, BORROWER HEREBY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR ARISING IN ANY WAY FROM THE OBLIGATIONS.

13.15 Other Waivers. Borrower waives notice of nonpayment, demand, notice of demand, presentment, protest and notice of protest with respect to the Obligations, or notice of acceptance hereof, notice of Loans made, credit extended, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have duly executed this Loan Agreement by their duly authorized officers as of the date first above written.

BORROWER:

HICKOK INCORPORATED

By: /s/ Robert L Bauman

Print Name: Robert L Bauman

Title: President and CEO

LENDERS:

ROUNDBALL LLC

By: /s/ Fredrick N Widen

Print Name: Fredrick N Widen

Title: Manager

THE APLIN FAMILY TRUST

By: /s/ J H Aplin Elliott

Print Name: Jennifer Hickok Aplin Elliott

Title: Trustee

SOLELY WITH RESPECT TO SECTION 3:

/s/ Robert L Bauman

Robert L. Bauman

Exhibit A

Form of Aplin Note

See attached.

Exhibit B

Form of Roundball Note

See attached.

Exhibit C

Wire Instructions of Borrower

Bank: PNC

Routing Number: 041000124

Account Number: 4228321618

Reference: General Corporate Account

Exhibit D

Registration Rights Agreement

See attached.

Exhibit E

Voting Agreement

See attached.